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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Crystal Decisions, Inc.

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Filed by Crystal Decisions, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Commission File No.: 000-31859

     On August 21, 2003, Jonathan Judge, President and Chief Executive Officer of Crystal Decisions, Inc., sent an email message to Crystal Decisions employees relating to the Agreement and Plan of Merger between Crystal Decisions and Business Objects, S.A. announced July 18, 2003. The text of the email message follows.

Hello,

Last week, I sent an email to all of you regarding the launch of the integration planning process. We are continuing to make good progress on our integration efforts, and today, I’d like to share with you another one of the key decisions that has been made — the formation of the new executive team. Upon the successful closing of the acquisition, which is on track for mid-November, the following people will serve on the Executive Committee for the combined company:

•	Bernard Liautaud — CEO

•	John Olsen — President & COO

•	Jim Tolonen — CFO

•	Susan Wolfe -General Counsel and Corporate Secretary

•	Bill Gibson — Senior VP, Integration

•	Hervé Couturier — Senior VP, Products

•	Andrew Handford — Senior VP, BI Platform

•	Dave Kellogg — Senior VP, Marketing

•	Tom Schroeder — Group VP, Corporate Development

•	Jonathan Schoonmaker — Group VP, Human Resources

As part of the Executive Committee, John Olsen, Jim Tolonen, Bill Gibson, Susan Wolfe, Hervé Couturier, Tom Schroeder, and Jonathan Schoonmaker will report directly to Bernard Liautaud. Andrew Handford will report to Hervé Couturier and Dave Kellogg will report to John Olsen.

In addition, Dave Galloway will serve as the Group VP of Worldwide Customer Support, reporting to John Olsen. Scott Bajtos of Business Objects will continue to report to John Olsen and will be Group VP, Customer Advocacy. Along with Graham Bird, VP, Business Planning for Crystal, Scott will also be leading the Integration Office.

Eric Patel, Matthew Handford and Tony Wind will continue to dedicate their efforts, leadership and expertise to the integration efforts, while we work to find them appropriate opportunities in the new organization. I will continue to assist Bernard with the integration efforts in whatever way possible, and, as I have already indicated, I will leave at the appropriate time after closing to pursue new opportunities.

This early decision is a critical first step in combining our two organizations. Over the next two plus months, we will be working quickly and diligently to define the rest of the organizational structure. As soon as possible, we will announce the new structure to all of you. In the meantime, until the transaction closes all roles and responsibilities, and all current reporting structures will remain the same

While a small number of you will be involved in the integration process, for the vast majority, the absolute best thing you can do right now is continue to focus on your work and help us to meet our Q1 and Q2 targets. If you have any questions please email the Integration Office at IntegrationInfo@crystaldecisions.com.

Thanks

Jon

Additional Information About the Proposed Acquisition and Where to Find It

     Business Objects and Crystal Decisions intend to file with the SEC a joint proxy statement/prospectus/information statement and other relevant materials in connection with the proposed acquisition of Crystal Decisions by Business Objects. The joint proxy statement/prospectus/information statement will be mailed to the security holders of Business Objects and Crystal Decisions. Investors and security holders of Business Objects and Crystal Decisions are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available because they will contain important information about Business Objects, Crystal Decisions and the proposed acquisition. The joint proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.